Exhibit 99.1

PEG BANDWIDTH, LLC AND SUBSIDIARIES

Consolidated Financial Statements (Unaudited)

March 31, 2016 and 2015

PEG BANDWIDTH, LLC AND SUBSIDIARIES

PEG BANDWIDTH, LLC AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollar amounts in thousands)

	As of
	March 31, 2016	December 31, 2015
Assets	(unaudited)
Current assets:
Cash	$5,786	$4,754
Accounts receivable, net	6,718	5,205
Prepaid expenses	2,900	2,853
Other current assets	26	69
Total current assets	15,430	12,881
Property and equipment, at cost	294,513	298,661
Intangible assets, net	1,635	1,714
Prepaid expenses and other long-term assets	2,162	2,304
Total Assets	$313,740	$315,560
Liabilities, Redeemable Equity and Members' Deficit
Current liabilities:
Accounts payable	$1,557	$3,307
Accrued compensation and benefits	1,221	2,509
Accrued interest, loan payable to Parent	1,059	939
Accrued taxes	1,533	1,287
Other accrued liabilities	950	1,472
Current portion of capital lease obligations	1,841	1,720
Current portion of deferred revenue	4,692	4,980
Total current liabilities	12,853	16,214

Capital lease obligations	39,390	39,176
Loan payable to Parent, net	208,320	201,238
Deferred revenue	10,213	10,847
Other long-term liabilities	4,200	4,047
Total liabilities	274,976	271,522

Commitments and contingencies (note 13)

Redeemable equity:
Redeemable preferred units, 391,000,000 units authorized, 376,882,763 units issued and outstanding at March 31, 2016 and December 31, 2015	161,031	158,273

Members' deficit:
Class B common units, 80,000,000 units authorized, 40,717,007 units issued and outstanding at March 31, 2016 and December 31, 2015	-	-
Class C common units, 800,000,000 units authorized, 372,574,965 units issued and outstanding at March 31, 2016 and December 31, 2015	-	-
Contributed capital	1,921	1,754
Accumulated deficit	(124,188)	(115,989)
Total members' deficit	(122,267)	(114,235)
Total liabilities, redeemable equity and members' deficit	$313,740	$315,560

See accompanying notes to consolidated financial statements.

PEG BANDWIDTH, LLC AND SUBSIDIARIES.

Consolidated Statements of Operations

(Dollar amounts in thousands)

(Unaudited)

	Three Months Ended March 31,
	2016	2015
Service revenues	$20,260	$17,529

Operating expenses:
Cost of services (excluding depreciation, amortization and accretion)	7,577	7,669
Selling, general, and administrative	3,755	3,760
Depreciation, amortization and accretion	8,209	7,278
Asset losses on disposals	19	-
Lease exit loss	-	251
Total operating expenses	19,560	18,958
Operating income (loss)	700	(1,429)

Interest expense, loan from Parent	(4,812)	(4,268)
Amortization of deferred financing costs and debt discount	(400)	(400)
Interest expense, other	(936)	(995)
Interest income	7	-
Net loss	(5,441)	(7,092)

Accretion of preferred units to redemption value	(2,758)	(2,172)
Net loss applicable to common unitholders	$(8,199)	$(9,264)

See accompanying notes to consolidated financial statements.

PEG BANDWIDTH, LLC AND SUBSIDIARIES.

Consolidated Statements of Cash Flows

(Dollar amounts in thousands)

(Unaudited)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net loss	$(5,441)	$(7,092)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, amortization and accretion	8,209	7,278
Amortization of deferred financing costs and debt discount	400	400
Share-based compensation expense	167	157
Asset losses on disposals	19	-
Lease exit loss	-	251
Provision for doubtful accounts	111	-
Changes in operating assets and liabilities (net of effects of business acquisition):
Accounts receivable, net	(1,624)	161
Prepaid expenses and other assets	139	(89)
Accounts payable	(224)	580
Accrued liabilities and other	(1,318)	235
Deferred revenue	(922)	(204)
Net cash (used in) provided by operating activities	(484)	1,677

Cash flows from investing activities:
Purchases of property and equipment	(4,885)	(13,834)
Proceeds from disposals of assets	-	30
Purchases of intangible assets	(5)	(3)
Net cash used in investing activities	(4,890)	(13,807)

Cash flows from financing activities:
Net borrowings under Parent Loan Agreement	6,682	13,590
Principal payments under capital lease obligations	(276)	(1,148)
Net cash provided by financing activities	6,406	12,442
Net increase in cash	1,032	312
Cash at beginning of period	4,754	4,592
Cash at end of period	$5,786	$4,904

Supplemental disclosure of cash flow information:
Cash paid for interest	$5,925	$5,597

Supplemental disclosure of noncash investing and financing activities:
Property and equipment acquired under capital leases	$611	$2,707

See accompanying notes to consolidated financial statements.

PEG Bandwidth, LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

March 31, 2016 and 2015

(Dollar amounts in thousands)

(1)	Organization and Operations

PEG Bandwidth, LLC (the Company), a limited liability company organized in the state of Delaware, is a provider of fiber infrastructure solutions that primarily serve the needs of wireless operators and broadband customers. All operations are conducted through the Company and its subsidiaries, all of which are wholly owned. The Company is controlled by PEG Bandwidth Holdings, LLC (Holdings or Parent), which is wholly owned by AP PEG Bandwidth Investments, LLC, a subsidiary of Associated Partners L.P. (Associated). As of March 31, 2016, Holding’s ownership interest in the Company was 90.1% and certain current and former Company employees held equity units totaling 9.9%.

The Company’s services primarily consist of providing backhaul services in several key markets by utilizing its expertise, network assets, and supplier partner relationships to design, construct and operate high‑capacity fiber and microwave Ethernet networks. Backhaul is the transport of voice, video, and data traffic from a wireless carrier’s mobile base station, or cell site, to its mobile switching center or other exchange point where the traffic is then switched onto a wireline telecommunications network. Ethernet is the most widely used standard for connecting high‑capacity mobile data networks. The Company’s backhaul services, which comprised a majority of the Company’s revenues in all periods presented, provide wireless carriers a long‑term solution for their increasing demand for backhaul capacity while giving them increased availability and reliability. The Company’s nonbackhaul services are provided primarily through a subsidiary, Contact Network LLC d/b/a InLine (Contact Network or InLine), and primarily include broadband services to businesses, government entities, educational institutions, and other telecommunication carriers.

On January 7, 2016, the Company and Holdings entered into a definitive merger agreement (the Agreement) with a wholly owned subsidiary of Communications Sales & Leasing, Inc. (CS&L) providing for the acquisition of all outstanding equity units of the Company for an aggregate purchase price of approximately $417 million, subject to adjustments. The merger was consummated on May 2, 2016. Pursuant to the Agreement, the aggregate consideration paid to Holdings and its unitholders consisted of cash consideration of approximately $315 million and the issuances of 1 million shares of the common stock of CS&L and 87,500 shares of convertible preferred stock of CS&L. As a condition of the Agreement, all obligations of the Company under the Parent Loan Agreement and Holding’s obligations under the CORP Agreement (note 6) were satisfied as of the effective date of the merger.

(2)	Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and are unaudited. Accordingly, they do not include all information and disclosures required to be included in annual financial statements. The information contained in the accompanying consolidated financial statements and the notes thereto should be read in conjunction with the consolidated financial statements and notes thereto as of and for the year ended December 31, 2015 (the Annual Financial Statements). These consolidated financial statements do not repeat disclosures that would substantially duplicate disclosures included in the Annual Financial Statements or details of accounts that have not changed significantly in amounts or composition. The interim unaudited financial statements have been prepared on the same basis as the Company’s Annual Financial Statements. In the opinion of management, the accompanying consolidated financial statements reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of March 31, 2016 and the results of its operations and cash flows for the three months ended March 31, 2016 and 2015. The results for the three months ended March 31, 2016 are not necessarily indicative of results to be expected for the year ending December 31, 2016, any other interim periods, or any future year or period.  The consolidated financial

PEG Bandwidth, LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

March 31, 2016 and 2015

(Dollar amounts in thousands)

statements present the accounts of the Company and its subsidiaries. All intercompany transactions have been eliminated in consolidation.

(3)	Summary of Significant Accounting Policies
(a)	Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions, which may affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. The Company evaluates these estimates and judgments on an ongoing basis, and the estimates are based on experience, current and expected future conditions, third‑party evaluations, and various other assumptions that the Company believes are reasonable under the circumstances. The results of estimates form the basis for making judgments about the carrying amounts of assets and liabilities, as well as identifying and assessing the accounting treatment with respect to commitments and contingencies. Actual results may differ from these estimates under different assumptions or conditions.

(b)	Revenue Recognition

The Company recognizes revenues when (1) persuasive evidence of an arrangement exists, (2) the services have been provided to the customer, (3) the sales price is fixed or determinable, and (4) the collection of the sales price is reasonably assured. Services provided to the Company’s customers are pursuant to contractual fee‑based arrangements, which generally provide for recurring fees charged for the use of designated portions of the Company’s network and typically range for a period of three to ten years. The Company’s revenue arrangements often include upfront fees charged to the customer for the cost of establishing the necessary components of the Company’s network prior to the commencement of use by the customer. Fees charged to customers for the recurring use of the Company’s network are recognized during the related periods of service. Upfront fees that are billed in advance of providing services are deferred until such time the customer accepts the Company’s network and then are recognized as service revenues ratably over a period in which substantive services required under the revenue arrangement are expected to be performed, which is the initial term of the arrangement.

(c)	Accounts Receivable, Net

Accounts receivable are recorded at the invoiced amount, which does not bear interest. The Company evaluates the collectability of its accounts receivable considering a variety of factors. The Company typically does not require collateral. When the Company becomes aware of a specific customer’s inability to meet its financial obligations, the Company records a specific reserve for bad debt to reduce the related accounts receivable to the amount the Company reasonably believes is collectible. When appropriate, the Company also records reserves for bad debts for all other customers based on a variety of factors including the length of time the receivable is past due, the financial health of the customer, macroeconomic considerations, and historical experience. If circumstances related to specific customers change, the Company adjusts its estimates of the recoverability of receivables as needed.

(d)	Property and Equipment and Lease Transactions

Property and equipment is stated at cost, net of accumulated depreciation. The Company capitalizes costs incurred in bringing network and equipment to an operational state, including all activities directly associated with the acquisition, construction, and installation of the related assets it owns. The Company also enters into

PEG Bandwidth, LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

March 31, 2016 and 2015

(Dollar amounts in thousands)

leasing arrangements providing for the long‑term use of constructed fiber that is then integrated into the Company’s network infrastructure. For each lease that qualifies as a capital lease, the present value of the lease payments, which may include both periodic lease payments over the term of the lease as well as upfront payments to the lessor, is capitalized at the inception of the lease and included in property and equipment. Depreciation of property and equipment, which includes amortization of capital lease assets and leasehold improvements, is computed utilizing the straight‑line method at rates based upon the estimated useful lives of the various classes of assets. The useful lives of the Company’s assets are as follows:

•	Backhaul network assets are depreciated over an estimated useful life of 7 to 20 years.
•	Equipment, computers, and furniture used in the Company’s operations are depreciated over an estimated useful life of 3 to 7 years.
•	Computer software is depreciated over an estimated useful life of 3 to 5 years.
•	Leasehold improvements are amortized over the shorter of the original lease term, if applicable, or their estimated useful lives, which is 7 years.
•	Property under capital leases are amortized over the shorter of the original lease term, if applicable, or their estimated useful lives, which is 20 years.

Additions, renewals and improvements are capitalized, while maintenance and repairs are expensed. Upon the sale or retirement of an asset, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is recognized. The carrying value of property and equipment will be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If the sum of the estimated undiscounted future cash flows expected to result from the use and eventual disposition of the asset group is less than the carrying amount of the asset group, an impairment loss is recognized. Measurement of an impairment loss is based on the fair value of the asset. Construction in process may be impaired when projects are abandoned or terminated.

The expenses associated with operating leases are recognized in rent expense, which, depending on the leased property, may be included in either cost of services or selling, general, and administrative expenses. Rent increases that are scheduled in the Company’s operating leases, as well as upfront payments made thereunder, are recognized in rent expense on a straight‑line basis over the applicable lease term, including any anticipated renewals. As of the date in which property being leased by the Company under an operating lease ceases to be utilized, the Company recognizes a loss and corresponding liability for the discontinued use of the leased property at its fair value, based on the present value of the remaining lease rental payments related to the unused leased property reduced by estimated sublease rental payments that the Company expects it could reasonably obtain. The liability accretes as a result of the passage of time and related accretion expense is recognized over the remaining term of the lease in the consolidated statement of operations.

(e)	Intangible Assets

Intangible assets with finite useful lives are amortized over their respective estimated useful lives and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

(f)	Debt Issuance Costs and Debt Discounts

Costs incurred to issue debt pursuant to the CORP Agreement, as described in note 6, are reported as a reduction in the carrying amount of the related debt instrument in the consolidated balance sheet. The receipt of proceeds

PEG Bandwidth, LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

March 31, 2016 and 2015

(Dollar amounts in thousands)

from any debt issuance that is less than the debt’s face amount results in the recognition of a debt discount. Accordingly, debt is presented net of unamortized debt discount and unamortized debt issuance costs in the consolidated balance sheet. Issuance costs and debt discounts are amortized over the term of the underlying obligations and the related amortization is included in interest expense.

(g)	Asset Retirement Obligations

The Company records obligations to perform asset retirement activities, primarily including requirements to remove equipment from leased space or customer sites as required under the terms of the related lease and customer agreements. The fair value of the liability for asset retirement obligations, which represents the net present value of the estimated expected future cash outlay, is recognized in the period in which it is incurred and the fair value of the liability can reasonably be estimated. The liability accretes as a result of the passage of time and related accretion expense is recognized in the consolidated statement of operations. The associated asset retirement costs are capitalized as an additional carrying amount of the related long‑lived asset and depreciated over the asset’s useful life.

(h)	Share‑Based Compensation

For all share‑based payment transactions, the Company recognizes the cost of awarded equity instruments based on each instrument’s fair value over the period during which the award’s recipient is required to provide service in exchange for the award. The terms of awards are evaluated to ascertain whether the arrangement shall result in classifying the award either to equity, based on the grant date fair value, or to a liability, based on the award’s fair value at each balance sheet date. The Company records expense to the appropriate classifications in the consolidated statement of operations based on the classification in which the related recipient’s payroll costs are recorded.

(i)	Income Taxes

The Company is organized as a limited liability company (LLC) and is treated as a partnership for income tax reporting purposes. In accordance with applicable income tax regulations, taxable income or loss of the Company is required to be reported in the tax returns of the Company’s members in accordance with the limited liability company agreement among the members. The Company’s wholly owned subsidiaries are treated as disregarded entities for income tax purposes under the provisions of the Internal Revenue Code and applicable Treasury Regulations. Accordingly, no federal or state income tax provision is recognized in the consolidated statement of operations.

(j)	Fair Value Measurements

Any measurement of the fair value of an asset or liability is based on the price that would be received to sell the asset or the price to transfer the liability in an orderly transaction between market participants as of the relevant measurement date. Generally, valuation techniques used to determine fair value are dependent upon assumptions that market participants would use in pricing the asset or liability, referred to as inputs to the valuation technique. Inputs generally range from market data from independent sources (i.e., observable inputs) to data based on assumptions about the assumptions market participants would use in pricing an asset or liability based on the best information available in the circumstances (i.e., unobservable inputs). Correspondingly, each input can be categorized as being one of the following three levels comprising the fair value hierarchy:

Level 1 – Quoted prices in active markets for identical instruments;

PEG Bandwidth, LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

March 31, 2016 and 2015

(Dollar amounts in thousands)

Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model derived valuations in which all significant inputs and significant value drivers are observable in active markets; and

Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The level in the fair value hierarchy within which a fair measurement in its entirety falls is based on the lowest level input that is significant to the fair value measurement in its entirety.

(k)	Recent Accounting Pronouncement Adopted

In April 2015, the FASB issued ASU No. 2015‑03, Interest – Imputation of Interest: Simplifying the Presentation of Debt Issuance Costs. ASU 2015‑03 specifies that debt issuance costs related to a note shall be reported in the balance sheet as a direct reduction from the face amount of the note. Effective January 1, 2016, the Company adopted the provisions of ASU 2015-03 on a retrospective basis, resulting in the reclassification of the carrying amount of debt issuance costs of $3,011 as of December 31, 2015, previously reported as an asset, to the related debt instrument’s carrying amount as an offset thereto.

(l)	Recent Accounting Pronouncements Not Yet Adopted

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014‑09, Revenue from Contracts with Customers. ASU 2014‑09 will supersede and replace nearly all existing U.S. GAAP revenue recognition guidance, including industry‑specific guidance. The guidance is effective for the Company for annual reporting periods beginning in 2018. The Company is evaluating ASU 2014‑09 and has not yet determined what, if any, effect ASU 2014‑09 will have on its results of operations or financial condition.

In August 2014, the FASB issued ASU 2014‑15, Presentation of Financial Statements–Going Concern. ASU 2014‑15 requires management of all entities to evaluate whether there are conditions and events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the financial statements are issued, and to make certain disclosures if it concludes that substantial doubt exists or when its plans alleviate substantial doubt about the entity’s ability to continue as a going concern. ASU 2014‑15 is effective for the Company for annual reporting periods beginning in 2016, and interim periods within annual periods beginning after December 15, 2016. The Company is currently evaluating the impact of the adoption of ASU 2014‑15 on its financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which revises the accounting related to lessee accounting. Under the new guidance, lessees will be required to recognize a lease liability and a right-of-use asset for all leases with a term greater than 12 months. The amendments in this ASU are effective for the Company beginning on January 1, 2020 and should be applied through a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. Early adoption is permitted. The Company has not yet determined what the effects of adopting this ASU will be on its consolidated financial statements.

PEG Bandwidth, LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

March 31, 2016 and 2015

(Dollar amounts in thousands)

(4)	Property and Equipment, Net

Property and equipment, net consisted of the following:

	March 31,	December 31,
	2016	2015
Network assets	$279,944	$277,571
Property under capital leases	72,163	71,552
Equipment, computers and furniture	7,517	7,288
Computer software	3,446	3,268
Leasehold improvements	871	871
Construction in progress	8,389	7,898
	372,330	368,448
Accumulated depreciation	(77,817)	(69,787)
Property and equipment, net	$294,513	$298,661

Depreciation expense was $7,081 and $6,189 for the three months ended March 31, 2016 and 2015, respectively. Included in depreciation, amortization and accretion expense in the consolidated statements of operations for the three months ended March 31, 2016 and 2015 was amortization of capital lease assets of $1,019 and $989, respectively.

(5)	Intangible Assets, Net

Intangible assets, net consisted of the following:

	March 31,	December 31,
	2016	2015
Finite-lived assets:
Customer relationships	$2,547	$2,547
Trade name	103	103
Licenses	602	597
Gross carry amount	3,252	3,247
Accumulated amortization	(1,617)	(1,533)
Intangible assets, net	$1,635	$1,714

Amortization expense was $83 for each of the three months ended March 31, 2016 and 2015, respectively.

(6)	Debt
	March 31,	December 31,
	2016	2015
Parent Loan Agreement:
Loan payable to Parent	$205,418	$139,516
Less unamortized debt issuance costs	(2,723)	(3,011)
Less unamortized debt discount	(1,169)	(1,616)
Loan payable to Parent, net	$201,526	$134,889

PEG Bandwidth, LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

March 31, 2016 and 2015

(Dollar amounts in thousands)

(a)	CORP Agreement and Parent Loan Agreement

Holdings, along with AP WIP International Holdings, LLC and AP Tower Holdings, LLC, each of which also are controlled by Associated, are parties to a $350,000 loan and security agreement (CORP Agreement) along with a lending syndicate that includes an administrative agent and certain financial institutions (collectively, the Lenders). As Holdings has no operations, all funding disbursed under the CORP Agreement to Holdings was for the sole purpose of financing the Company’s operations. Accordingly, Holdings and the Company are parties to a loan agreement (Parent Loan Agreement), pursuant to which the Company may request and receive funding in the form of borrowings and which obligates the Company to make monthly interest payments to Holdings in an amount equal to all interest and fees due under the CORP Agreement. Additionally, the establishment of the Parent Loan Agreement required the Company to fund the payment of all financing costs associated with the origination of the CORP Agreement. Subject to the Company’s financing needs, Holdings may utilize funding under the CORP Agreement for the purpose of making loans to the affiliated companies controlled by Associated. Interest earned by Holdings on loans to affiliated companies reduces the Company’s loan payable to Holdings and related interest costs under the Parent Loan Agreement.

Under the terms of the CORP Agreement, Holdings and each of its affiliates named above are individual Borrowers. Associated Partners, L.P. (Guarantor) is a guarantor of the loan and its guarantee is secured by its indirect equity interests in the Borrowers. AP Service Company, LLC (Servicer), a wholly owned subsidiary of the Guarantor, is the Servicer under the CORP Agreement.

Funding under the CORP Agreement included installments made in 2014, totaling $255,000, and two installments of $32,500 and $62,500 that were funded in February 2015 and June 2015, respectively. Borrowings under the CORP Agreement are funded into an escrow account controlled by a collateral agent, the proceeds of which are disbursed to a Borrower only after certain conditions in the CORP Agreement are met. Accordingly, Holdings can request and receive loan advances against the escrow account up to Holding’s borrowing base and subject to compliance with all covenants in the CORP Agreement. Holding’s borrowing base is the product of a defined lending multiple applied to the Company’s eligible customer contracts or sites, as defined in the CORP Agreement. Under the Parent Loan Agreement, the Company can request and receive loan advances from Holdings, the amounts of which are determined based on the current operating needs of the Company. Any undisbursed funds from loan advances under the CORP Agreement remain under the control of Holdings and, subject to projections of the Company’s liquidity needs, may be loaned to affiliated companies controlled by Associated.

Each Borrower’s interest expense is based on their pro rata share of total incurred interest and fees due under the CORP Agreement. Under the Parent Loan Agreement, all interest and fees incurred under the CORP Agreement are payable by the Company and therefore, included in the Company’s interest expense under Parent Loan Agreement in the consolidated statements of operations, totaling $5,109 and $4,692 for the three months ended March 31, 2016 and 2015, respectively. Interest earned on loans made by Holding to affiliated companies controlled by Associated reduces the loan payable to Holdings under the Parent Loan Agreement and interest expense. Interest earned on loans to affiliated companies was $297 and $425 for the three months ended March 31, 2016 and 2015, respectively.

The loan under the CORP Agreement matures on August 10, 2018 (subject to a one-year extension if the Borrowers so elect), at which time all outstanding principal balances shall be repaid. Principal balances under the CORP Agreement may be prepaid in whole on any date with a prepayment premium equal to 2.0% of the prepayment loan amount only if the loan is repaid prior to eighteen months of the closing date (August 12, 2014). Accordingly, all outstanding balances due under the Parent Loan Agreement shall be repaid to Holdings

PEG Bandwidth, LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

March 31, 2016 and 2015

(Dollar amounts in thousands)

on August 10, 2018 or, in the event a loan prepayment under the CORP Agreement is scheduled to occur, paid on such date Holdings requires prepayment to be made.

The Borrowers are not jointly liable for loan amounts of other Borrowers. Each Borrower’s obligations under the CORP Agreement are secured only by such Borrower’s assets, such Borrower’s equity in its subsidiaries and the equity held in such Borrower and its parent entity. An event of a default for any Borrower does not constitute an event of default for other Borrowers and generally can be cured by the Guarantor pursuant to the terms of the CORP Agreement. However, an uncured event of default by the Guarantor, including the failure of the Guarantor to perform on its guarantee in the case of a failure of any Borrower to comply with its CORP Agreement obligations, will be an event of default for all Borrowers, whereupon the loans for all Borrowers will be immediately due and payable.

(b)	Debt Issuance Costs

Under the Parent Loan Agreement, the Company was required to fund the payment of all financing costs associated with the establishment of the CORP Agreement. Amortization of debt issuance costs included in the consolidated statements of operations, was $288 for each of the three months ended March 31, 2016 and 2015, respectively.

(c)	Discount on Debt Issuance

The initial installment under the CORP Agreement was disbursed net of an issuance discount of $2,625, the portion of which allocated to Holdings was $1,789. Accordingly, the initial disbursement of funding under the Parent Loan Agreement was made net of this discount. Amortization of the debt discount, included in the consolidated statements of operations, was $112 for each of the three months ended March 31, 2016 and 2015, respectively.

(7)	Lease Exit Loss

The Company leases various components of its backhaul network, primarily comprising tower space for microwave equipment, certain fiber optic lines and office space under noncancelable operating lease agreements. As a consequence of network design changes made during the course of construction of the Company’s backhaul network, usage of tower space provided under certain operating leases ceased during the three months ended March 31, 2015, resulting in the Company’s exit from the leased spaces. Accordingly, the Company recognized a lease exit loss of $251 in the three months ended March 31, 2015 for the fair value of the obligation associated with the remaining rental payments due under these leases. The Company is not permitted to sublease tower space under these arrangements, precluding the use of sublease rents to offset the Company’s remaining lease commitments in the determination of this obligation. Presented in other long‑term liabilities, the lease loss liability was $331 and $362 as of March 31, 2016 and December 31, 2015, respectively.

(8)	Capital Structure

The Company is authorized to issue six classes of equity units, representing the membership interests in the Company, including preferred units that are redeemable at the option of the holder (note 9).

All outstanding preferred units and Class C common units are held by Holdings. Class B common units are held by current and former members of the Company’s management and are available for issuance pursuant to the Company’s Equity Incentive Plan (note 10). For any matter in which a vote or consent of the Company’s members is required, the vote or consent of (i) the members holding a majority of the then outstanding preferred units (voting together as a single class) and (ii) the members holding a majority of the then outstanding common units (voting together as a

PEG Bandwidth, LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

March 31, 2016 and 2015

(Dollar amounts in thousands)

single class) shall be sufficient and necessary to approve such matter. Generally, a member, manager or officer of the Company shall not be liable, responsible or accountable for damages or otherwise, with respect to matters or actions relating to the Company or any of its subsidiaries.

(9)	Redeemable Preferred Units

Each preferred unit is redeemable at the option of the holder, has a one‑time liquidation preference and includes a preferred return at an annual rate of 7% that accumulates on the unit’s face amount. As of March 31, 2016, the cumulative return on all preferred units was $37,591, of which $32,000 was distributed to Holdings in 2015. As of March 31, 2016 and December 31, 2015, the liquidation preference and redemption values of the preferred units, in the aggregate, were $163,651 and $160,892, respectively. In 2013, certain capital contributions were made net of equity transaction costs of $2,619. Accordingly, the carrying amount of preferred units in the consolidated balance sheets is presented at the aggregate amount of such units’ redemption value, net of the transaction costs.

(10)	Share‑based Compensation

In May 2010, the Company adopted the Equity Incentive Plan (the Plan) for the benefit of certain eligible employees. At the recommendation of the Company’s management and subject to the approval of the Company’s board of managers, the Plan generally provides that the Company may issue equity units and options to purchase equity units to the Plan participants, up to a maximum of 13,816,000 Class B common units. Options expire after ten years and vest annually on the anniversary of the grant date, generally over a four‑year period. Post‑exercise, equity units held by a participant are subject to repurchase by the Company at a price equal to the equity unit’s then fair market value. During the three months ended March 31, 2016 and 2015, there were no grants of equity units or options under the Plan.

The share‑based compensation expense recognized for all awards was $167 and $157 for the three months ended March 31, 2016 and 2015, respectively. The amount included in selling, general, and administrative expenses in the accompanying consolidated statements of operations was $160 and $148 for the three months ended March 31, 2016 and 2015, respectively, with the remainder included within cost of services.

(11)	Related‑Party Transactions

The Company leases office space on a month‑to‑month basis and purchases information technology and administrative services from an affiliate of Associated. The Company’s expense for such services was included in selling, general, and administrative expenses in the consolidated statements of operations and was $44 and $43 for the three months ended March 31, 2016 and 2015, respectively.

(12)	Fair Value of Financial Instruments

As of March 31, 2016 and December 31, 2015, the carrying amounts of cash, accounts receivable, accounts payable, and accrued liabilities approximated fair value due to the short‑term nature of these instruments. As of March 31, 2016 and December 31, 2015, the carrying amounts of the Company’s loan payable to Parent and capital lease obligations approximated its fair value, as the obligations bear interest at rates currently available for debt with similar maturities and collateral requirements.

(13)	Commitments and Contingencies

As of March 31, 2016, the Company had an outstanding letter of credit, primarily to collateralize a surety bond securing the Company’s performance under contracts with a vendor. The letter of credit arrangement’s contractual

PEG Bandwidth, LLC and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

March 31, 2016 and 2015

(Dollar amounts in thousands)

amount was $50 and required the Company to maintain an equivalent amount of cash collateral in an account at a financial institution, which was classified as other long‑term assets in the consolidated balance sheets.

The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position, results of operations, or liquidity.

(14)	Subsequent Events

As discussed in Note 1, all outstanding equity units of the Company were acquired in a merger transaction by a wholly owned subsidiary of Communications Sales & Leasing, Inc. (CS&L) for an aggregate purchase price of approximately $417 million, subject to adjustments. The merger was consummated on May 2, 2016.

The Company has evaluated subsequent events from the balance sheet date through May 31, 2016, the date at which the unaudited consolidated financial statements were available to be issued.